Exhibit 99.4

Rocket Fuel Town Hall Hyperfueled Rocket July 17, 2017 Today’s announcement! Strategy: Why is this a good decision? Fuelers: Impact to Fuelers? Customers: Is this Customer First? Financial: Does this help our position? Next Steps: What Now? Thank You: Fuelers Make Us Great! Introductions: Mark Grether, Executive Chairman Sizmek

Important Additional Information and Where to Find It In connection with the proposed acquisition of Rocket Fuel Inc. (“Rocket Fuel”), Sizmek Inc. (“Sizmek”), through an affiliate, will commence a tender offer for all of the outstanding shares of Rocket Fuel. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Rocket Fuel. It is also not a substitute for the tender offer materials that Sizmek will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Sizmek will file tender offer materials on Schedule TO with the SEC, and Rocket Fuel will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY ROCKET FUEL’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Rocket Fuel’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Rocket Fuel’s stockholders by contacting Rocket Fuel at ir@rocketfuel.com or by phone at (650) 481-6082, or by visiting Rocket Fuel’s website (www.rocketfuel.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Rocket Fuel with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. ROCKET FUEL’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZMEK OR ROCKET FUEL WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, SIZMEK AND ROCKET FUEL.

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Today’s Announcement: Rocket Fuel to be acquired by Sizmek

Strategy: Why is this a good decision? To build the leading predictive multi-channel marketing platform for agencies and brands Financial Stability Strategic Position Customer Synergies True Global Scale

Fuelers: What’s the impact on us? Strengthened global sales and service units; helps us grow to a truly global product and engineering team Sizmek 900 Employees 26 Countries Organizational Changes? Office Consolidations? Changes to Benefits?

Customers: Is this Customer First? Leading DSP & DMP; Creative Optimization Platform; Largest 3rd-Party Ad-Server: All under one roof OUR VISION: To make marketing meaningful. OUR MISSION: Predict the potential of every moment so that marketers can deliver amazing experiences that get real results. Can We Discuss with Customers Communication Plan Product Integration Plan

Financial: Does this help our position? Rocket Fuel will gain more flexibility and opportunities to invest in commitment to our strategy Benefits of being Private Deal Terms P U B L I C P R I V A T E

Next Steps: Now What? Maintain focus on Return to Growth; Drive hard for historic Q3 results Business as Usual!

Thank You: Fuelers Make Us Great Onward & Upward!

Have Questions? Submit your question via Sli.do using the link in your calendar invite or event code #C798. Throughout Q3, we will monitor and answer ongoing questions related to the acquisition submitted to this Sli.do code